Exhibit 99

FOR RELEASE — SEPTEMBER 20, 2005

Media Relations Contact:
Daniel F. Collins
(607) 974-4197
collinsdf@corning.com

Corning Names McNaughton to Oversee International and Ventures

Clappin to Lead Display Technologies

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced that Donald B. McNaughton, has been named senior vice president, International and Strategic Ventures and James P. Clappin, has been promoted to lead
Display Technologies. These assignments are effective immediately and both individuals will report directly to Peter F. Volanakis, chief operating officer.

McNaughton, 46, will be responsible for ensuring that Corning maintains and expands its market presence for its businesses and strategic ventures internationally. In addition to continuing as a director of Samsung Corning Co., Ltd. and
Samsung Corning Precision Glass Co., Ltd., he will be proposed as a director of the company’s equity ventures Cormetech, Inc., and Eurokera S.N.C. , as well as have responsibility for Corning’s international network of offices. McNaughton has been with Corning since 1989, serving in a number of leadership roles in both the company’s Environmental Technologies and Display Technologies business segments. He was named senior vice president, Display Technologies in 2003.

A resident of Elmira, McNaughton received his undergraduate degree from Dartmouth College and a master’s degree from the Tuck School at
Dartmouth College.

Clappin, 48, general manager for Display Technologies, will lead the development of the business while now assuming responsibility for the segment’s future business growth, strategy and operations.

Clappin started with Corning in 1980, joining the company’s Display Technologies segment in 1994. He was named general manager of Display’s Taiwan operations in 2000, and general manager, Display Technologies and president, Display Technologies Asia in 2002.

Clappin holds a bachelor’s degree in chemical engineering from the
University of Rhode Island.

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Corning Names McNaughton to Oversee International and Ventures
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About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

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